Filed Under Rule 424(b)(2), Registration Statement No. 333-92082
Pricing Supplement Number 11 Dated Monday, March 03, 2003
(To: Prospectus Supplement Dated December 06, 2002 and Prospectus Dated December 06, 2002)

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFBG0	$40,439,000.00	100%	.625%	$40,186,256.25	5.400%	SEMI-ANNUAL	03/15/2006	09/15/2003	$28.35	YES	Senior Unsecured Notes	Baa1	BBB+	BBB+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Banc One Securities, CSFB, Deutsche Banc Sec., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Pershing, Inc., Prudential Securities, Quick and Reilly Inc., RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFBH8	$24,349,000.00	100%	1.000%	$24,105,510.00	6.200%	SEMI-ANNUAL	03/15/2008	09/15/2003	$32.55	YES	Senior Unsecured Notes	Baa1	BBB+	BBB+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Banc One Securities, CSFB, Deutsche Banc Sec., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Pershing, Inc., Prudential Securities, Quick and Reilly Inc., RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFBJ4	$13,819,000.00	100%	1.500%	$13,611,715.00	7.150%	SEMI-ANNUAL	03/15/2013	09/15/2003	$37.54	YES	Senior Unsecured Notes	Baa1	BBB+	BBB+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Banc One Securities, CSFB, Deutsche Banc Sec., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Pershing, Inc., Prudential Securities, Quick and Reilly Inc., RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFBK1	$20,171,000.00	100%	1.200%	$19,928,948.00	7.000%	SEMI-ANNUAL	03/15/2010	09/15/2003	$36.75	YES	Senior Unsecured Notes	Baa1	BBB+	BBB+
Redemption Information: Callable at 100.000% on 03/15/2005 and every coupon date thereafter..
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Banc One Securities, CSFB, Deutsche Banc Sec., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Pershing, Inc., Prudential Securities, Quick and Reilly Inc., RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

Sears Roebuck Acceptance Corp. Internotes will be subject to redemption at the option of Sears Roebuck Acceptance Corp., in whole on the Interest Payment Date occurring any time on or after 03/15/2005 at a redemption price equal to 100% of the principal amount of the Sears Roebuck Acceptance Corp. InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

Sears Roebuck Acceptance Corp.	Trade Date: Monday, March 03, 2003 @12:00 PM ET

Settlement Date (Original Issue Date): Thursday, March 06, 2003

Minimum Denomination/Increments: 1 Note/1 Note

Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a "Business Day" (as term is defined in the Prospectus Supplement), principal, if any, and interest for that note is paid on the next "Business Day", and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved

Sears Roebuck Acceptance Corp. $2,000,000,000.00 Sears Roebuck Acceptance Corp. InterNotes Prospectus Dated 06-Dec-02